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                             MAP

     The Map ("Map"), which has been omitted, provides a broad
illustration   of   the   combined  service   territory   of
Monongahela Power Company and The Potomac Edison Company in West Virginia, and West Virginia Power's service territory (gas and electric) in West Virginia.